As filed with the Securities and Exchange Commission on September 26, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT TO:

Form S-8 Registration Statement No. 333-273629

Form S-8 Registration Statement No. 333-261986

UNDER

THE SECURITIES ACT OF 1933

Enviva Inc.
(Exact name of registrant as specified in its charter)

Delaware	46-4097730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave, Suite 1800 Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

ENVIVA INC. LONG-TERM INCENTIVE PLAN
(Full Title of the plan)

Jason E. Paral 7272 Wisconsin Ave, Suite 1800 Bethesda, MD 20814
(Name and address of agent for service)

(301) 657-5560
(Telephone Number, including area code, for agent for service)

Copies to: E. Ramey Layne Vinson & Elkins L.L.P. 845 Texas Avenue Suite 4700 Houston, Texas 77002 (713) 758-4629

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Enviva Inc. is filing this Post-Effective Amendment to the Form S-8 Registration Statements specified herein under the EDGAR submission type “POS AM.”

DEREGISTRATION OF SECURITIES

Enviva Inc. (the “Company”) is filing this Post-Effective Amendment to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof:

•	Registration Statement on Form S-8 (File No. 333-273629), filed with the SEC on August 3, 2023; and

•	Registration Statement on Form S-8 (File No. 333-261986), filed with the SEC on January 3, 2022.

On March 12, 2024, the Company and certain subsidiaries of the Company (collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”). The Company also filed motions with the Bankruptcy Court seeking joint administration of the Debtors’ cases under the caption In re Enviva Inc., et al., Case No. 24-10453 (the “Chapter 11 Cases”).

In connection with the Chapter 11 Cases, the Company has terminated all offerings pursuant to the Registration Statements. In accordance with the undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that have been registered for issuance and remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities registered under the Registration Statements but which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on September 26, 2024.

Enviva Inc.

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Executive Vice President, General Counsel, and Secretary

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